                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )*

                            AVID TECHNOLOGY, INC.

                               (Name of Issuer)

                                 Common Stock

                        (Title of Class of Securities)

                                   05367P100

                                (CUSIP Number)

                                August 3, 1998

            (Date of Event Which Requires Filing of this Statement)

                            Robert A. Eshelman, Esq.
                   General Counsel, Finance & Administration
                             Microsoft Corporation
                               One Microsoft Way
                         Redmond, Washington 98052-6399
                                 (425) 882-8080

           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)


  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.: 05367P100
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
           Microsoft Corporation

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           91-1144442
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
3   SEC USE ONLY
-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
           State of Washington
-------------------------------------------------------------------------------
                                    5  SOLE VOTING POWER
                                       2,344,490
     NUMBER OF SHARES             ---------------------------------------------
       BENEFICIALLY                 6  SHARED VOTING POWER
         OWNED BY                      -0-
           EACH                   ---------------------------------------------
         REPORTING                  7  SOLE DISPOSITIVE POWER
          PERSON                       2,344,490
           WITH                   ---------------------------------------------
                                    8  SHARED DISPOSITIVE POWER
                                       -0-
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,344,490 (excludes 1,155,235 shares that Microsoft Corporation has a right to acquire by a warrant that is not exercisable within 60 days)
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]

-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           9.4%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
           CO
-------------------------------------------------------------------------------

                                       2
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Item 1.

          (a) Name of Issuer:   Avid Technology, Inc.
              ---------------
          (b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

                   Metropolitan Technology Park
                   One Park West
                   Tewksbury, MA 01876

Item 2.

          (a) Name of Person Filing:   Microsoft Corporation
              ---------------------
          (b) Address of Principal Business Office:
              ------------------------------------

                   One Microsoft Way
                   Redmond, Washington 98052-6399

          (c) Citizenship:    State of Washington
              -----------

          (d) Title of Class of Securities:    Common Stock
              ----------------------------

          (e) CUSIP Number:    05367P100
              ------------

Item 3.   Not Applicable.

Item 4.   Ownership
          ---------

          (a) Amount Beneficially Owned:   2,344,490 (excludes 1,155,235
              -------------------------
shares that Microsoft Corporation has a right to acquire by a warrant that is not exercisable within 60 days)

          (b) Percent of Class:        9.4%
              ----------------

          (c) Number of shares as to which such person has:
              --------------------------------------------

              (i)   sole power to vote or to direct the vote    2,344,490
                    ----------------------------------------

              (ii)  shared power to vote or to direct the vote  -0-
                    ------------------------------------------

              (iii) sole power to dispose or to direct the
                    --------------------------------------
                    disposition of     2,344,490
                    --------------

              (iv)  shared power to dispose or to direct the
                    ----------------------------------------
                    disposition of        -0-
                    --------------

Item 5.    Ownership of Five Percent or Less of a Class
           --------------------------------------------

              Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person
           ---------------------------------------------------------------

              Not Applicable.

                                       3
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
             Security Being Reported on By the Parent Holding Company
             --------------------------------------------------------

             Not Applicable.

Item 8.  Identification and Classification of Members of the Group
         ---------------------------------------------------------

             Not Applicable.

Item 9.  Notice of Dissolution of a Group
         --------------------------------

             Not Applicable.

Item 10. Certification
         -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    [Remainder of page intentionally blank]

                                       4
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              November 4, 1998


                              MICROSOFT CORPORATION


                              By      /s/ Robert A. Eshelman
                                 ----------------------------------------------
                                      Robert A. Eshelman
                                      General Counsel, Finance & Administration





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